Exhibit 99.1

DURECT Appoints Dr. Joseph Stauffer as Chief Medical Officer and Executive Vice President, Corporate Strategy

CUPERTINO, CA, June 16, 2009/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that Dr. Joseph Stauffer has joined DURECT as Chief Medical Officer and Executive Vice President, Corporate Strategy.

“Dr. Stauffer’s successful leadership of clinical research and medical affairs for pain products while at Alpharma and Abbott, and first-hand experience with the regulatory approval process gained during his tenure at the U.S. Food and Drug Administration (FDA), is an ideal fit for DURECT’s pipeline of acute, chronic, neuropathic and post-surgical pain products,” stated James E. Brown, President and CEO of DURECT Corporation. “We’re looking forward to the impact he will have on the development of POSIDUR™, TRANSDUR™-Sufentanil, ELADUR™ and other programs.”

Dr. Stauffer was at Alpharma Inc. from 2004 to 2009, where his latest position prior to the acquisition of Alpharma by King Pharmaceuticals was as Chief Medical Officer and Senior Vice President of Clinical Research & Medical Affairs. His responsibilities at Alpharma included oversight of all clinical pharmacology, clinical development, pharmacovigilance, medical affairs, risk management and health outcomes/pharmacoeconomics. Prior to joining Alpharma, Dr. Stauffer was employed at Abbott Laboratories from 2002 to 2004 as Global Medical Director for Pain Therapeutics. In that role, he was responsible for Phase I-III trials for Vicodin, Vicoprofen, Dilaudid, as well as novel compounds targeting neuropathic pain. Prior to Abbott, he worked at the FDA from 2000 to 2002 as a Medical Review Officer in the Analgesic Division of the Center for Drug Evaluation and Research. While there, he reviewed Investigational New Drug (IND) Applications and New Drug Applications (NDAs) for opiate, non-opiate, anti-inflammatory, and novel pain compounds.

Dr. Stauffer is a founding member of the Initiative on Methods, Measurement and Pain Assessment in Clinical Trials (IMMPACT). This on-going collaboration between pharma, FDA, NIH, academia and patient advocacy groups helps to develop core domains and outcomes for chronic pain clinical trials. Dr. Stauffer graduated from the Philadelphia College of Osteopathic Medicine and completed residency training in Anesthesiology at the Johns Hopkins University Hospital, where he is currently an Adjunct Assistant Professor in the Department of Anesthesiology and Critical Care Medicine. Dr. Stauffer is a veteran of the U.S. Navy, honorably discharged as a Lieutenant Commander after serving eight years as a Naval Medical Officer. He will complete his MBA in September 2009 as part of the TRIUM Global Executive MBA Program, a joint degree granted by NYU Stern School of Business, HEC School of Management (Paris) and the London School of Economics and Political Science.

“I should also note that Dr. Peter Langecker, DURECT’s former Chief Medical Officer, has resigned from DURECT Corporation to pursue another opportunity,” stated James E. Brown. “We want to thank Peter for his service to DURECT and wish him well on his future endeavors.”

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies may enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE: DURECT Corporation

CONTACT: Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936